Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Delivered solid performance in the fourth quarter as scale, broad portfolio, global operating footprint, through-cycle capabilities and strong financial profile enabled continued growth

Committed to further cementing the Company’s position as an energy services leader while driving strong financial performance and significant value creation for shareholders

Provides 2022 revenue and Adjusted EBITDA margin outlook

HOUSTON - March 3, 2022 - Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three months and year ended December 31, 2021.

Fourth Quarter 2021 Financial Highlights

•

Revenue was $296 million compared to revenue of $198 million in the third quarter of 2021, an increase of $98 million, or 50%. The merger between legacy Frank’s International and legacy Expro closed on October 1, 2021 (the “Merger”) and contributed $112 million of the sequential increase in revenue, which was partially offset by $21 million in legacy Expro production equipment sales that occurred during the third quarter and did not reoccur in the fourth quarter.

•

Net loss was $91 million, or $0.84 per common share, compared to a net loss of $12 million, or $0.17 per common share, for the third quarter of 2021. Adjusted net loss for the fourth quarter of 2021, excluding certain items, was $4 million, or a $0.03 loss per common share, compared to adjusted net income for the third quarter of 2021 of $1 million, or $0.02 income per common share.

•

Adjusted EBITDA was $51 million, a sequential increase of $20 million, or 61%, of which $17 million was due to the Merger. The remaining increase was driven by a more favorable activity mix. Adjusted EBITDA margin for fourth quarter 2021 and third quarter 2021 was 17% and 16%, respectively.

Full Year 2021 Financial Highlights

●

Revenue increased by $151 million, or 22%, to $826 million, compared to $675 million for the year ended December 31, 2020. The Merger contributed $112 million of the increase, with the remaining increase driven by higher activity across the majority of Expro’s operating segments.

●

Net loss was $132 million, or $1.64 per common share, compared to a net loss of $307 million, or $4.33 per common share, for the year ended December 31, 2020. Adjusted net loss, excluding certain items, was $19 million, or $0.24 per common share, for the year ended December 31, 2021, compared to adjusted net loss of $29 million, or $0.41 per common share, for the year ended December 31, 2020.

●

Adjusted EBITDA increased by $26 million, or 26%, to $126 million from $100 million in the prior year. Approximately $17 million of the increase was due to the Merger and the remaining increase was attributable to increased activity during the year ended December 31, 2021. Adjusted EBITDA margin was approximately 15% for both 2021 and 2020.

●	Expro achieved substantial growth in several product lines, capitalizing on improved industry fundamentals.

Michael Jardon, Chief Executive Officer, noted, “Expro delivered outstanding operational performance and encouraging financial results in the fourth quarter as we continue to unlock the benefits of the recently completed Merger while capitalizing on our increased scale, broad portfolio of solutions, global operating footprint, through-cycle capabilities and strong financial profile.

“Our solid performance despite the challenging operating environment is a testament to our team’s expertise and resilience, and our ability to continue to adapt to our customers’ evolving needs. We enhanced our business mix and our team is taking advantage of improving industry fundamentals and expanded operational capabilities. We achieved broad-based growth across our regions and product lines, with particularly notable growth in the areas of production, subsea well access and well intervention and integrity services. Of note, Segment EBITDA margin was up sequentially in each of our geography-based operating segments and Adjusted EBITDA margin increased 120 basis points sequentially, all reflecting an improved business mix. We also continue to realize the benefits of our investments to develop innovative, proprietary solutions to support our customers’ energy transition goals. We remain focused on expanding our portfolio of carbon reduction solutions to help lead our industry’s journey toward a lower carbon future.

“We are successfully implementing a thoughtful and comprehensive integration plan and have already made significant progress bringing the legacy Frank’s and Expro’s businesses together in order to capture the full potential of our combined platform. Through the careful and deliberate implementation of our integration plan, we are creating a stronger, more flexible business with a more competitive cost structure that will allow us to significantly expand our margins. Efficiencies are already being realized across our business and customers are experiencing the benefits of our expanded offering. During fourth quarter 2021 we identified and actioned cost savings that will allow us to capture more than 50% of our previously stated $55 million run-rate cost synergies target within the first 12 months following our closing of the Merger. We remain confident in our ability to achieve our synergy targets and our integration plan remains very much on track.

“In addition to the $55 million of run-rate cost synergies within the first 12 months, we remain confident that we will achieve at least $70 million of total savings within 24-36 months. We are also now pursuing growth opportunities afforded by our broader portfolio and geographic footprint, and our view remains that revenue synergies will allow us to realize up to $30 million of incremental Adjusted EBITDA growth as we continue to benefit from our strong customer relationships, global scale and the tailwinds from the multiyear industry and global economic recovery. As we further improve our cost structure and capitalize on the global recovery, we expect to generate strong free cash flow.

“We ended 2021 in a strong financial position with bright prospects for growth and profitability. Driven by performance and powered by our people, we remain confident in our ability to deliver on the significant opportunities ahead. In 2022, we intend to further cement our position as a full-cycle energy services leader while driving strong financial performance and significant value creation for our shareholders.

“Looking ahead, we expect that the first quarter of 2022 will show continued solid financial performance, tempered by the typical seasonally weaker activity levels in the Northern Hemisphere. As previously disclosed, we expect that revenue in the first quarter of 2022 will be relatively flat compared to the fourth quarter of 2021.

“Also consistent with comments on our third quarter earnings conference call, we continue to see strengthening signals of a multiyear recovery, with favorable macro fundamentals that are supported by a steady recovery in oil and gas demand, modest near-term supply additions and commodity prices that will support incremental international activity and increased investment in production capacity by our customers. In the near- to intermediate-term, we expect that revenue momentum will be driven by an increase in shorter-cycle, faster-return production optimization projects, which will most directly benefit our well flow management and well intervention and integrity product lines. We also expect to see a strong recovery in offshore development in the second half of the year for which our well construction and subsea well access businesses are very well positioned.

“We expect that Adjusted EBITDA margin in the first quarter of 2022 will be 12-14% of consolidated revenue, driven by a less favorable mix of activity. As we move into the Northern Hemisphere’s summer season in the second quarter of 2022 and onwards, we expect that our revenue run-rate will approach that of the pre-pandemic 2019 revenues of legacy Expro and legacy Frank’s on a combined basis. With the benefit of fall-through on incremental revenue and synergies, we expect that Adjusted EBITDA margins in the second half of 2022 will be in the area of 20% of revenue.”

Notable Awards and Achievements

As a demonstration of the combined company’s strengthening portfolio, during the just completed fourth quarter, Expro successfully completed a site integration test of a legacy Expro Electro H Subsea Umbilical with a legacy Frank’s TRS Sheaveless COBRA® Control Line Manipulator Arm. There was strong customer interest in this combination of legacy Expro’s and legacy Frank’s technologies and one customer has now committed to using these combined offerings in a key operation in the Eastern Mediterranean in the first quarter of 2022. This combination of technologies provides deployment efficiency while improving overall operational safety.

Expro’s first automated tong system, iTONG, was also commissioned during the fourth quarter. This system uses artificial intelligence to optimize tubular make ups and will facilitate a step change in drilling rig efficiency and safety, reducing manpower requirements and improving well integrity. This “one touch” automated system is well aligned with the Company’s drive for automation and will build on Expro’s record of significantly enhancing rig performance.

Further demonstrating Expro’s commitment to new technologies, in the fourth quarter the Company also announced the launch of Galea™, the world’s first fully autonomous well intervention system designed to maximize production while reducing intervention costs, HSE risks and environmental impact.

Another milestone was achieved in the fourth quarter of 2021 in our MENA business when Expro passed a half million hours of data transmission. Expro’s ability to provide a complete data solution allowed the customer’s reservoir and production teams to optimize production from its wells. In particular, expedited data transmission, real-time monitoring and close collaboration allowed both Expro and the customer to effectively mitigate the consequences of unexpected changes in production.

Also in the fourth quarter of 2021, Expro delivered a customized well intervention solution for a deviated well in Indonesia using its unique CoilHose™ system. This world first operation used a roller bogie set up to reach the customer’s target depth. The CoilHose™ solution offers a rapid rig up time compared to traditional coil tubing, reducing the time required to plan and perform the operation. This simplified approach reduces safety risk and the environmental impact when intervening wells.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2021 to the results for the third quarter of 2021.

North and Latin America (NLA)

NLA revenue totaled $100 million for the three months ended December 31, 2021, compared to $32 million for the prior quarter, an increase of $68 million. Approximately $67 million of the increase related to the Merger. The remaining increase was due to additional well intervention and integrity services in Trinidad and Tobago and subsea well access services in Brazil driven by higher customer activity, partially offset by lower well flow management services revenue in Mexico.

NLA Segment EBITDA for the three months ended December 31, 2021 totaled $21 million, or 21% of segment revenue, compared to $5 million, or 17% of segment revenue, for the prior quarter. The increase in Segment EBITDA primarily related to the Merger, which contributed Segment EBITDA of $16 million during the fourth quarter of 2021.

Europe and Sub Sahara Africa (ESSA)

ESSA revenue totaled $94 million during the three months ended December 31, 2021, compared to $87 million in the prior quarter, an increase of $7 million. The sequential improvement was primarily due to the Merger, which contributed incremental revenue of $28 million during the three months ended December 31, 2021, partially offset by production equipment sales that occurred during the previous quarter and did not reoccur.

ESSA Segment EBITDA during the three months ended December 31, 2021 totaled $20 million, or 21% of segment revenue, compared to $18 million, or 20% of segment revenue, in the prior quarter. The increase in Segment EBITDA was primarily attributable to the Merger, which contributed incremental Segment EBITDA of $9 million during the fourth quarter of December 31, 2021. This was partially offset by a reduction in Segment EBITDA due to the non-recurring production equipment sales and a modestly less favorable activity mix.

Middle East and North Africa (MENA)

MENA revenue totaled $49 million for the three months ended December 31, 2021, compared to $38 million in the prior quarter, an increase of $11 million. Approximately $8 million of the increase was attributable to the Merger. The remaining increase was driven by higher well flow management services revenue in Algeria and Egypt.

MENA Segment EBITDA for the three months ended December 31, 2021 totaled $16 million, or 33% of segment revenue, compared to $11 million, or 29% of segment revenue, in the prior quarter, an increase of $5 million. Approximately $1 million of the increase was due to the Merger. The remaining increase was attributable to a more favorable activity mix and improved activity levels, which also contributed to the improvements in Segment EBITDA margin during the fourth quarter.

Asia Pacific (APAC)

APAC revenue for three months ended December 31, 2021 totaled $51 million, compared to $40 million in the prior quarter, an increase of $11 million. Approximately $8 million of the increase was attributable to the Merger. The remaining increase was driven by higher subsea well access revenue in Malaysia and improved well intervention and integrity services revenue in Thailand and Indonesia. The revenue increase was a result of activity from new contracts and higher activity on existing contracts.

APAC Segment EBITDA for the three months ended December 31, 2021 totaled $12 million, or 24% of segment revenue, compared to $8 million, or 19% of segment revenue, in the prior quarter, an increase of $4 million. Approximately $1 million of the increase was due to the Merger. The remaining increase was attributable to higher segment revenue and a more favorable activity mix.

Other Financial Information

The Company’s capital expenditures totaled $28 million in the fourth quarter of 2021 and approximately $82 million for the full year 2021. Expro plans for capital expenditures in the range of approximately $90 million to $100 million for 2022.

As of December 31, 2021, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $240 million. The Company had no outstanding debt as of December 31, 2021 and has no outstanding debt today. The Company’s total liquidity as of December 31, 2021 was $370 million. Total liquidity includes $130 million available for drawdowns as loans under the Company’s new revolving credit facility entered in connection with the Merger (the “New Facility”).

Expro’s provision for income taxes for the fourth quarter of 2021 was $8 million compared to $5 million in the prior quarter. The change in income taxes was primarily due to the current quarter including the provision for income taxes for legacy Frank’s entities which were not included in the prior quarter. There were also changes in taxable profits in certain jurisdictions and the Company derecognized deferred tax assets in certain jurisdictions during the prior quarter.

The Merger was accounted for using the acquisition method of accounting with legacy Expro being identified as the accounting acquirer. The condensed consolidated financial statements of the Company reflect the financial position, results of operations and cash flows of only legacy Expro for all periods prior to October 1, 2021, the Merger date, and of the combined company (including activities of legacy Frank’s) for all periods subsequent to the Merger.

Considering recent geopolitical events, we note we have minimal activity in Russia and Ukraine. Such countries accounted for less than 1% of our revenue in 2021.

The financial measures provided that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures. The Company is not able to provide a reconciliation of the Company’s forward-looking Adjusted EBITDA margin to the most directly comparable GAAP measure without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation, including net income (loss), income tax expense (benefit) and foreign exchange gains (losses).

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss fourth quarter 2021 results on Thursday, March 3, 2022, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

US: +1 (844) 200-6205

International: +1 (929) 526-1599

Access ID: 817435

To listen via live webcast, please visit the Investor section of www.expro.com.

The fourth quarter 2021 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately 3 hours after the conclusion of the call and will remain available for a period of approximately 12 months.

To access the audio replay telephonically:

Dial-In: US +1 (866) 813- 9403 or +44 (204) 525-0658

Access ID: 869270

Start Date: March 3, 2022, 2:00 p.m. CT

End Date: March 11, 2022, 11:00 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity.

With roots dating to 1938, Expro has more than 7,200 employees and provides services and solutions to leading energy companies in both onshore and offshore environments in approximately 60 countries with over 100 locations.

For more information, please visit: www.expro.com and connect with Expro on Twitter @ExproGroup and LinkedIn @Expro.

Investors contact:

Karen David-Green - Chief Communications, Stakeholder & Sustainability Officer

InvestorRelations@expro.com

+1 281 994 1056

Media contact:

Hannah Rumbles - Global Marketing and Communications Manager

MediaRelations@expro.com

+44 1224 796729

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the outcome and results of the integration process associated with the Merger, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, such as COVID-19 and any variants thereof, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, the timing, pace and extent of an economic recovery in the United States and elsewhere, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, that will be filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net loss adjusted for (a) income tax expense (benefit), (b) depreciation and amortization expense, (c) impairment expense, (d) severance and other expense, net, (e) stock-based compensation expense, (f) merger and integration expense, (g) gain on disposal of assets, (h) other income, net, (i) interest and finance expense (income), net, and (j) foreign exchange losses. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding indirect support costs included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization, and general and administrative expense, excluding depreciation and amortization, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses. Adjusted cash flow from operations is defined as net cash provided by operating activities adjusted for cash paid during the period for interest, net, severance and other expense and merger and integration expense. Cash conversion is defined as Adjusted cash flow from operations divided by Adjusted EBITDA, expressed as a percentage.

The Company defines adjusted net income (loss) as net loss before merger and integration expense, severance and other expense, New Facility expense, stock-based compensation expense, asset impairments, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net loss per diluted share before merger and integration expense, severance and other expense, New Facility expense, stock-based compensation expense, asset impairments, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Total revenue	$295,669	$197,547	$154,190	$825,762	$675,026
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization	(252,373)	(164,004)	(131,502)	(701,165)	(566,876)
General and administrative expense, excluding depreciation and amortization	(54,944)	(6,100)	(5,807)	(73,880)	(23,814)
Depreciation and amortization expense	(44,111)	(25,605)	(28,941)	(123,866)	(113,693)
Impairment expense	-	-	(11,601)	-	(287,454)
Gain on disposal of assets	1,000	-	10,085	1,000	10,085
Merger and integration expense	(28,450)	(9,617)	(1,630)	(47,593)	(1,630)
Severance and other expense	(1,729)	(3,905)	(2,795)	(7,826)	(13,930)
Total operating cost and expenses	(380,607)	(209,231)	(172,191)	(953,330)	(997,312)
Operating loss	(84,938)	(11,684)	(18,001)	(127,568)	(322,286)
Other income, net	2,681	685	2,926	3,992	3,908
Interest and finance (expense) income, net	(6,242)	678	(4,327)	(8,795)	(5,656)
Loss before taxes and equity in income of joint ventures	(88,499)	(10,321)	(19,402)	(132,371)	(324,034)
Equity in income of joint ventures	5,239	3,459	4,420	16,747	13,589
Loss before income taxes	(83,260)	(6,862)	(14,982)	(115,624)	(310,445)
Income tax (expense) benefit	(7,944)	(5,051)	(735)	(16,267)	3,400
Net loss	$(91,204)	$(11,913)	$(15,717)	$(131,891)	$(307,045)

Loss per common share:
Basic and diluted	$(0.84)	$(0.17)	$(0.22)	$(1.64)	$(4.33)
Weighted average common shares outstanding:
Basic and diluted	109,119,301	70,889,753	70,889,753	80,525,694	70,889,753

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$235,390	$116,924
Restricted cash	4,457	3,785
Accounts receivable, net	319,286	193,600
Inventories	125,116	53,359
Assets held for sale	6,386	-
Income tax receivables	20,561	20,327
Other current assets	52,938	39,957
Total current assets	764,134	427,952

Property, plant and equipment, net	478,580	294,723
Investments in joint ventures	57,604	45,088
Intangible assets, net	253,053	173,168
Goodwill	179,903	25,504
Operating lease right-of-use assets	83,372	57,247
Non-current accounts receivable, net	11,531	11,321
Other non-current assets	26,461	4,748
Total assets	$1,854,638	$1,039,751

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$213,152	$136,242
Income tax liabilities	22,999	13,657
Finance lease liabilities	1,147	1,220
Operating lease liabilities	19,695	14,057
Other current liabilities	74,213	59,043
Total current liabilities	331,206	224,219

Deferred tax liabilities, net	31,744	26,817
Post-retirement benefits	29,120	57,946
Non-current finance lease liabilities	15,772	16,974
Non-current operating lease liabilities	73,688	58,585
Other non-current liabilities	75,537	43,226
Total liabilities	557,067	427,767

Total stockholders’ equity	1,297,571	611,984
Total liabilities and stockholders’ equity	$1,854,638	$1,039,751

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended
	December 31,
Cash flows from operating activities:	2021	2020
Net loss	$(131,891)	$(307,045)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment expense	-	287,454
Depreciation and amortization expense	123,866	113,693
Equity in income of joint ventures	(16,747)	(13,589)
Stock-based compensation expense	54,162	-
Changes in fair value of investments	(511)	-
Elimination of unrealized profit on sales to joint ventures	174	2,085
Debt issuance costs	5,166	-
Gain on disposal of assets	(1,000)	(10,085)
Deferred taxes	(737)	(20,596)
Unrealized foreign exchange	1,407	2,106
Changes in assets and liabilities:
Accounts receivable, net	(20,256)	38,486
Inventories	906	2,780
Other assets	12,683	532
Accounts payable and accrued liabilities	5,371	(25,161)
Other liabilities	(5,981)	7,150
Income taxes, net	(2,056)	(4,241)
Dividends received from joint ventures	4,058	3,646
Other	(12,470)	(6,824)
Net cash provided by operating activities	16,144	70,391

Cash flows from investing activities:
Capital expenditures	(81,511)	(112,387)
Cash and cash equivalents and restricted cash acquired in the Merger	189,739	-
Proceeds from disposal of property, plant and equipment	3,834	114
Proceeds from disposal of assets	-	15,500
Other, net	(16)	-
Net cash provided by (used in) investing activities	112,046	(96,773)

Cash flows from financing activities:
Proceeds from release of collateral deposits	162	2,271
Repayment of financed insurance premium	(227)	-
Payments of loan issuance and other transaction costs	(5,123)	(1,095)
Payment of withholding taxes on stock-based compensation plans	(818)	-
Repayment of finance leases	(1,170)	(1,801)
Net cash used in financing activities	(7,176)	(625)

Effect of exchange rate changes on cash and cash equivalents	(1,876)	631
Net increase (decrease) to cash and cash equivalents and restricted cash	119,138	(26,376)
Cash and cash equivalents and restricted cash at beginning of year	120,709	147,085
Cash and cash equivalents and restricted cash at end of year	$239,847	$120,709

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	$(20,130)	$(21,437)
Cash paid for interest, net	(4,192)	(2,630)
Change in accounts payable and accrued expenses related to capital expenditures	(8,191)	(9,375)
Fair value of net assets acquired in the Merger, net of cash and cash equivalents	552,543	-

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2021		2021		2020		2021		2020
NLA	$100,394	34%	$31,769	16%	$23,590	15%	$193,156	23%	$115,738	17%
ESSA	94,322	32%	87,428	44%	48,965	32%	300,557	36%	219,534	33%
MENA	49,464	17%	38,032	19%	45,802	30%	171,136	21%	194,033	29%
APAC	51,489	17%	40,318	21%	35,833	23%	160,913	20%	145,721	21%
Total	$295,669	100%	$197,547	100%	$154,190	100%	$825,762	100%	$675,026	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2021		2021		2020		2021		2020
NLA	$21,162	21%	$5,309	17%	$(1,232)	(5)%	$32,254	17%	$54	0%
ESSA	19,859	21%	17,796	20%	6,422	13%	53,336	18%	35,393	16%
MENA	16,076	33%	11,099	29%	17,484	38%	56,312	33%	77,296	40%
APAC	12,206	24%	7,755	19%	8,513	24%	33,444	21%	34,976	24%
	69,303		41,959		31,187		175,346		147,719
Corporate costs (4)	(23,985)		(14,065)		(13,067)		(66,153)		(61,122)
Equity in income of joint ventures	5,239		3,459		4,420		16,747		13,589
Adjusted EBITDA	$50,557	17%	$31,353	16%	$22,540	15%	$125,940	15%	$100,186	15%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA Margin. Expro’s management believes Segment EBITDA and Segment EBITDA Margin are useful operating performance measures as they exclude transactions not related to its core operating activities and corporate costs and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA Margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)	Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

EXPRO GROUP HOLDINGS N.V.
REVENUE BY AREAS OF CAPABILITIES
(In thousands)
(Unaudited)

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2021		2021		2020		2021		2020
Well construction	$112,126	38%	$-	0%	$-	0%	$112,126	14%	$-	0%
Well management (1)	183,543	62%	197,547	100%	154,190	100%	713,636	86%	675,026	100%
Total	$295,669	100%	$197,547	100%	$154,190	100%	$825,762	100%	$675,026	100%

(1)	Production enhancement consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS
(In thousands)
(Unaudited)

Contribution(1) and Contribution Margin(2):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Total revenue	$295,669	$197,547	$154,190	$825,762	$675,026

Cost of revenue, excluding depreciation and amortization	(252,373)	(164,004)	(131,502)	(701,165)	(566,876)
Indirect costs (included in cost of revenue)	71,806	35,466	36,358	178,938	155,746
Stock-based compensation expense	12,354	-	-	12,354	-
Direct costs (excluding depreciation and amortization) (3)	(168,213)	(128,538)	(95,144)	(509,873)	(411,130)
Contribution	$127,456	$69,009	$59,046	$315,889	$263,896

Contribution margin	43%	35%	38%	38%	39%

Support Costs(4):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Cost of revenue (excluding depreciation and amortization)	$252,373	$164,004	$131,502	$701,165	$566,876
Direct costs (excluding depreciation and amortization)	(168,213)	(128,538)	(95,144)	(509,873)	(411,130)
Stock-based compensation expense	(12,354)	-	-	(12,354)	-
Indirect costs (included in cost of revenue)	71,806	35,466	36,358	178,938	155,746
General and administrative, (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	10,095	5,818	4,802	27,647	22,014
Total support costs	$81,901	$41,284	$41,160	$206,585	$177,760

Total support costs as a percentage of revenue	28%	21%	27%	25%	26%

(1)	Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization, and indirect support costs included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, and General and administrative expenses representing costs of running our corporate head office and other central functions including, logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Total revenue	$295,669	$197,547	$154,190	$825,762	$675,026

Net loss	$(91,204)	$(11,913)	$(15,717)	$(131,891)	$(307,045)

Income tax expense (benefit)	7,944	5,051	735	16,267	(3,400)
Depreciation and amortization expense	44,111	25,605	28,941	123,866	113,693
Impairment expense	-	-	11,601	-	287,454
Severance and other expense	1,729	3,905	2,795	7,826	13,930
Merger and integration expense	28,450	9,617	1,630	47,593	1,630
Gain on disposal of assets	(1,000)	-	(10,085)	(1,000)	(10,085)
Other income, net	(2,681)	(685)	(2,926)	(3,992)	(3,908)
Stock-based compensation expense	54,162	-	-	54,162	-
Foreign exchange losses	2,804	451	1,239	4,314	2,261
Interest and finance expense (income), net	6,242	(678)	4,327	8,795	5,656
Adjusted EBITDA	$50,557	$31,353	$22,540	$125,940	$100,186

Adjusted EBITDA margin	17%	16%	15%	15%	15%

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted Cash Flow from Operations Reconciliation:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Net cash provided by (used in) operating activities	$15,690	$(1,941)	$7,940	$16,144	$70,391
Cash paid during the period for interest, net	1,176	1,019	-	4,192	2,630
Cash paid during the period for severance and other expense	1,836	4,022	3,359	8,052	15,602
Cash paid during the period for merger and integration expense	22,390	8,353	-	36,921	-
Adjusted Cash Flow from Operations	$41,092	$11,453	$11,299	$65,309	$88,623

Adjusted EBITDA	$50,557	$31,353	$22,540	$125,940	$100,186

Cash conversion (1)	81%	37%	50%	52%	88%

(1)	Expro defines Cash Conversion as Adjusted Cash Flow from Operations divided by Adjusted EBITDA, expressed as a percentage.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020

Net loss	$(91,204)	$(11,913)	$(15,717)	$(131,891)	$(307,045)
Adjustments:
Merger and integration expense	28,450	9,617	1,630	47,593	1,630
Severance and other expense	1,729	3,905	2,795	7,826	13,930
New facility expense	4,603	13	-	5,166	-
Stock-based compensation expense	54,162	-	-	54,162	-
Impairment expense	-	-	11,601	-	287,454
Gain on disposal of assets	(1,000)	-	(10,085)	(1,000)	(10,085)
Total adjustments, before taxes	87,944	13,535	5,941	113,747	292,929
Tax benefit	(441)	(422)	(227)	(956)	(15,038)
Total adjustments, net of taxes	87,503	13,113	5,714	112,791	277,891
Adjusted net income (loss) attributable to company	$(3,701)	$1,200	$(10,003)	$(19,100)	$(29,154)

As reported diluted weighted average common shares outstanding	109,119,301	70,889,753	70,889,753	80,525,694	70,889,753

As reported net loss per diluted share	$(0.84)	$(0.17)	$(0.22)	$(1.64)	$(4.33)
Adjusted net income (loss) per diluted share	$(0.03)	$0.02	$(0.14)	$(0.24)	$(0.41)